EXHIBIT 4

                       PROMISSORY NOTE


Borrower:  George E. Moss, Sr.;           Lender: U.S. Trust Company,
           Nancy Moss and                         National Association
           John Kimberly Moss Trust               Los Angeles, CA Office
           4360 Worth Street                      515 South Flower Street
           Los Angeles, CA 92867                  Suite 2700
                                                  Los Angeles, CA 90071-2291


Principal Amount:  $5,040,000.00    Initial Rate: 5.680%
Date of Note:      April 28, 2005

PROMISE TO PAY. George E. Moss, Sr.; Nancy Moss; and John Kimberly Moss Trust ("Borrower") jointly and severally promise to pay to U.S. Trust Company, National Association ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Million Forty Thousand & 00/100 Dollars ($5,040,000.00), together with interest on the unpaid principal balance from May 5, 2005, until paid in full. The interest rate will not increase above 25.000%.

PAYMENT. Borrower will pay this loan in full immediately upon Lender's demand. If no demand is made, subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 19 principal payments of $250,000.00 each and one final principal and interest payment of $291,418.42. Borrower's first principal payment is due September 1, 2005, and all subsequent principal payments are due on the same day of each quarter after that. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning June 1, 2005, with all subsequent interest payments to be due on the same day of each month after that. Borrower's final payment due June 1, 2010, will be for all principal and all accrued interest not yet paid. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; and then to any unpaid collection costs. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the THREE MONTH LONDON INTERBANK OFFERED RATE ("LIBOR") PUBLISHED EACH TUESDAY IN THE WALL STREET JOURNAL, EASTERN EDITION (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each THREE MONTH PERIOD. THE INTEREST RATE MAY CHANGE THREE MONTHS FROM THE DAY THE LOAN IS ENTERED ON LENDER'S LOAN SYSTEM (THE "BOARDING DATE"), AND EVERY THREE MONTHS THEREAFTER (THE "CHANGE DATE"). THE NEW INTEREST RATE, BASED ON THE INDEX AND MARGIN, WILL BECOME EFFECTIVE ON EACH CHANGE DATE. THE INDEX WILL BE DETERMINED ON THE TUESDAY IMMEDIATELY PRIOR TO THE CHANGE DATE (THE "INDEX DETERMINATION DATE"). IF TUESDAY IS NOT A BUSINESS DAY THE NEXT BUSINESS DAY WILL BE USED. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 3.180%. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 2.500 percentage points over the Index, resulting in an initial rate of 5.680%. Notwithstanding the foregoing, the variable interest rate or rates provided for in this Note will be subject to the following maximum rate. NOTICE: Under no circumstances will the interest rate on this Note be more than the lesser of 25.000% or the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: U.S. Trust Company, National Association; Los Angeles, CA Office; 515 South Flower Street; Suite 2700; Los Angeles, CA 90071-2291.

INTEREST AFTER DEFAULT. Upon default, the total sum due under this Note will bear interest at the interest rate on this Note.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Los Angeles County, State of California.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Each Borrower understands and agrees that, with or without notice to Borrower, Lender may with respect to any other Borrower (a) make one or more additional secured or unsecured loans or otherwise extend additional credit; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of any indebtedness, including increases and decreases of the rate of interest on the indebtedness; (c) exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any security, with or without the substitution of new collateral; (d) apply such security and direct the order or manner of sale thereof, including without limitation, any non-judicial sale permitted by the terms of the controlling security agreements, as Lender in its discretion may determine; (e) release, substitute, agree not to sue, or deal with any one or more of Borrower's sureties, endorsers, or other guarantors on any terms or in any manner Lender may choose; and (f) determine how, when and what application of payments and credits shall be made on any other indebtedness owing by such other Borrower. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, aid notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, EACH BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS AND THE ATTACHED NOTICE TO COSIGNER. EACH BORROWER AGREES TO THE TERMS OF THE NOTE.


BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.



/s/ GEORGE E. MOSS                               /s/ NANCY MOSS
---------------------------                      -----------------------
George E. Moss, Sr., Individually                Nancy Moss, Individually


JOHN KIMBERLY MOSS TRUST


By:  /s/ GEORGE E. MOSS
---------------------------
George E. Moss, Sr., Trustee
of John Kimberly Moss Trust